EXHIBIT 5.1

[STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

May 28, 2003

Computer Motion, Inc.
130-B Cremona Drive
Goleta, CA 93117

     Re: Registration Statement on Form S-3 (File No. 333-101830)

Ladies and Gentlemen:

          At your request, we have examined the form of Registration Statement on Form S-3 (the “Registration Statement”) being filed by Computer Motion, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 520,000 shares of the Company’s common stock, $.001 par value per share, which are currently issuable upon exercise of warrants issued to the Selling Stockholders in connection with the Company’s February 2003 bridge financing (the “Warrants”). The shares issuable upon exercise of the Warrants may be sold to the public from time to time for the account of the Selling Stockholders as described in the Registration Statement.

          As your counsel in connection with this transaction, we have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

          Based on the foregoing, it is our opinion that the Warrants have been duly authorized, and assuming that the full consideration for each share issuable upon exercise of the Warrants is received by the Company in accordance with the terms of the Warrants, the shares of common stock issuable upon exercise of the Warrants, when issued, will be validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH